UNITED STATES

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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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GENWORTH FINANCIAL, INC.

(Name of Registrant as Specified in Its Charter)

SCOTT KLARQUIST

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Scott Klarquist has filed a definitive proxy statement, dated April 19, 2022, and accompanying BLUE proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes against certain director nominees at the 2022 annual meeting of shareholders of Genworth Financial, Inc., a Delaware corporation (the "Company").

On April 29, 2022, Mr Klarquist issued the attached letter to shareholders:

Dear Fellow Genworth Financial, Inc. Shareholder:

The undersigned, Scott Klarquist ("Mr Klarquist", "I" or "me"), currently owns 50,100 shares of Genworth Financial, Inc., a Delaware corporation ("Genworth", "GNW" or the "Company"), which is more shares than all of our Company's so-called "independent" directors have purchased during the past five years combined. Mr Klarquist has decided to initiate a "Vote No" proxy solicitation with respect to Genworth's 2022 annual meeting (scheduled for May 19 th) and is urging shareholders to vote to (A) WITHHOLD their votes with respect to the election of each of Karen E. Dyson, Jill R. Goodman, Melina E. Higgins and Robert P. Restrepo Jr. (collectively, the "Compensation Committee Directors") to our Board at the Annual Meeting [Proposal 1] and (B) vote AGAINST approval of the advisory vote on Genworth's executive compensation [Proposal 2]. If you have received a WHITE proxy card from Genworth, you can vote in accordance with the foregoing recommendations-but please make sure to do so ASAP, as the annual meeting is just a couple weeks away.

Why a "Vote No" campaign against Genworth's Compensation Committee Directors? Incentives determine outcomes. As Charlie Munger has said, "Never, ever, think about something else when you should be thinking about the power of incentives." By far the most important incentives for any corporate executive are the terms of such executive's short and long-term compensation. Unfortunately, Genworth's senior executive compensation appears deeply flawed and does not, in Mr Klarquist's opinion, properly align the financial incentives of Genworth's senior executives with those of the true owners of the company, its shareholders. Consider the following data points:

1. Per our Company's SEC filings, Genworth's CEO James McInerney has been awarded $70 million in total compensation by our Board since he took office on January 1, 2013 through December 31, 2021 (including $30 million in total cash compensation), while during that period shareholders have suffered a total loss of approximately 50% on their investment in Genworth stock (including receiving zero dividends) . All during a raging bull market, with the S&P 500 up over 200% (plus dividends)!

2. In 2011, the top five Genworth executives received a total of $11.5 million in compensation, while last year Genworth's five most senior executives received $30 million in total, or 2.6X 2011's total compensation . This represents an annual increase of over 10% during the 2011-2021 period, despite (A) the consumer price index (or CPI) increasing under 2% per year during the same time frame and (B) GNW's total shareholder return (TSR) trailing the S&P 500's TSR during the decade by approximately 300%.

3. During the past five years, despite Genworth's stock price remaining basically stagnant and the company paying zero dividends, GNW's 5 most-highly compensated NEOs received in excess of 120% of their targeted annual cash bonus amounts in 25 out of 25 instances (i.e., 100% "above target" awards) .

4. Over the past 5 years, none of the short-term compensation for GNW's NEOs has been tied to any TSR metric or hurdle and, prior to 2021, none of GNW's long-term NEO compensation was tied to GNW's TSR.

5. In 2021, GNW belatedly instituted a TSR component for long-term NEO incentive compensation, but this applies to just 20% of such compensation (80% of the 2021-2023 LTI compensation remains untethered to GNW's TSR versus any relevant benchmark).

6. In demonstrating the Compensation Committee Directors' apparently uncanny ability to devise new ways to distribute shareholder money to Genworth's senior executives, the Company's Proxy on Pages 65-66 discloses that Genworth (meaning us, the shareholders) not only paid a so-called "Cash Retention Bonus" of $3,000,000 to Enact's CEO Gupta in 2021 (aren't his Base Salary plus various cash and stock bonuses retention payments enough?), but it also paid a so-called "Cash Separation Payment" of $1,875,000 to Genworth's former COO Schneider, who quit in January 2021 (in return for quitting, Mr Schneider also received a pro-rated annual incentive payment of $468,750, payments related to health benefits of $51,374 and accelerated RSU vesting with an aggregate value of $753,719).

7. The Company's Proxy (Page 52) claims that the 2021 short-term incentive compensation for CEO McInerney was determined "based on the achievement of the financial and strategic measures indicated below", yet no such financial or strategic measures, nor any percentage weightings for such measures for bonus purposes, are listed therein. (In last year's proxy statement, such measures appeared, but only 34% of the CEO's annual incentive pay that year was tied to specific financial metrics, while two-thirds was based on undefined and unmeasured objectives like "Right Size Organization" and "Close China Oceanwide Transaction OR Implement Strategic Alternatives" (truly a Pass/Fail test if I've ever seen one!)) Our Compensation Committee Directors also lauded him for "developing and executing a new strategy after the China Oceanwide transaction" and decided to grant him a bonus for 2021 equal to 150% of his targeted amount (why 150%?), when I believe he should have been reprimanded (not rewarded) by the Board for allowing the China Oceanwide debacle to drag on so long in the first place .

This largesse to company insiders appears all the more insulting to Genworth shareholders in light of the Company's board backing no less than 17 extensions of the doomed China Oceanwide merger without any ticking or termination fee (note that Directors Higgins and Restrepo were both on our Board throughout the entirety of this fiasco) , resulting in the waste, in Mr Klarquist's estimation, of untold millions of shareholder funds and thousands of Genworth employee man-hours. While CEO McInerney and his C-suite friends likely enjoy receiving millions in cash compensation per year courtesy of the shareholders regardless of whether the shareholders win or lose (what insider wouldn't?), they apparently are not willing to bet on their own stewardship of our Company via our stock. CEO McInerney, for example, has been dumping GNW shares in recent months at a staggering pace. Per his SEC Form 4 filings, he sold 150,000 shares on the open market last November 15th and jettisoned another 150,000 shares on the open market on February 22nd, in addition to selling an additional 1,005,609 shares on March 1st as part of a PSU vesting, in each case at a small fraction of Genworth's reported book value . In fact, the only insider (including C-suite and board members) who has bought Genworth stock on the open market in recent years did so precisely two days after I initiated the process to conduct a proxy campaign against Genworth's incumbent leadership. Clearly something seems amiss here.

Since I began this campaign, I have received nearly universal positive feedback from sentient Genworth shareholders. I am referring mainly to individual shareholders and some smaller funds who (as one told me) watch GNW stock "like a hawk" because it constitutes a meaningful percentage of their respective portfolios. Here are some comments I have received:

A. Multiple shareholders have agreed that Genworth's C-suite compensation is exorbitant and out of line with the Company's true peers , rather than the cherry-picked peer group in the Company's proxy statement that on average is many multiples of Genworth's market cap.

B. Corporate overhead costs are bloated and could be cut substantially. One commenter cited a figure of $100 million per year in potential savings if we simplified Genworth's corporate structure. In addition, there does not seem to be any emphasis on expense control by our Company's leadership. (Note that Genworth could have prevented this entire "Vote No" campaign simply by sending me a few requested shareholder lists, but instead have decided to spend tens of thousands of dollars of shareholder money on proxy solicitors, legal teams and other assorted "helpers" to fight my efforts. Pennywise and pound foolish!)

C. CEO McInerney appears to be "drunk on his own Kool-Aid" with respect to his proposed new LTC products. There is no real market for these products, even if Genworth could get them approved by regulators. Why squander our Company's precious capital on speculative "new ventures" after all of the effort made to date to decrease holdco debt, especially in light of Genworth's atrocious track record on its legacy LTC book of business?

Sadly, I have yet to receive any substantive feedback from either of our Company's largest holders, Blackrock and Vanguard (together owning over 25% of GNW stock), who despite their supposed emphasis on ESG, apparently don't care too much about the "G" in "ESG" (although they do seem to care quite a bit about virtue signaling with respect to the "E" and the "S"). Proper governance, though, is arguably the most important of the three, because without it the other two are unlikely to reflect our society's values at any company. Nor have I heard much from the proxy advisors, who (unlike the sentient Genworth shareholders referenced above) lack skin-in-the-game and thus are incentivized to either rubber-stamp the incumbent directors and/or simply pass on a case like Genworth as "too hard". Incredibly, when I requested a meeting to discuss my "Vote No" campaign, a key employee of one of the proxy advisors-who shall remain nameless-actually thought I was a Genworth employee!

Thank you for your support in my "Vote No" campaign. I believe that if shareholders band together and oppose the incumbent Compensation Committee Directors, as well as the advisory vote on executive compensation, it will send a loud and clear message to our CEO and Board of Directors that the status quo at Genworth is no longer acceptable . VOTE "NO" TODAY!

Sincerely,

Scott Klarquist

CIO, Seven Corners Capital Management, LLC